Exhibit 10.3

AMENDMENT NO. 2

TO THE

EMPLOYMENT AGREEMENT

This Amendment No. 2 to the Amended and Restated Employment Agreement is made as of November 6, 2009 by and among FGX International Inc., a Delaware corporation (the “Company”), and Steven Crellin, a resident of the State of Rhode Island (the “Executive”).

WHEREAS, the Company and the Executive are parties to a certain amended and restated Employment Agreement dated as of February 18, 2008, as amended as of December 5, 2008 (the “Agreement”);

WHEREAS, pursuant to and in accordance with Section 22 of the Agreement, the Company and the Executive desire to amend the Agreement.

NOW, THEREFORE, in consideration of the foregoing promises and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1.             Section 4(b) of the Agreement is amended in its entirety to read as follows:

(b)  Bonus.  In addition to the Base Salary, the Employee shall be eligible for payment of a target bonus of 50% of the Base Salary under the Company’s Executive Incentive Compensation Plan (“Annual Target Bonus Amount”) on account of the services rendered by him during each calendar year during the Employment Period and the attainment of certain performance goals established by the Board.  The cash bonus shall be paid on or before the later of (i) March 15 of the year following the calendar year for which the bonus was earned and (ii) the date on which the Board of Directors has been able to determine within a reasonable degree of certainty the amount of the bonus.  The cash bonus paid under this Section 4(b) shall be subject to increase or decrease in the discretion of the Board.

2.             That portion of Section 9(g) of the Agreement that follows the first sentence thereof is amended in its entirety to read as follows:

In the event that the Company shall terminate this Agreement and the Employee’s employment with the Company under Section 9(d) above (for a reason other than those covered by Section 9(a), (b) or (c) above), then, subject to Section 9(h), commencing on the date of termination of employment, the Company shall provide the Employee with a severance package which shall consist of the following:  for a period equal to eighteen (18) months after the date of termination (x) payment on the first business day of each month of an amount equal to one-twelfth of the Employee’s then current Base Salary under Section 4(a) hereof; (y) payment on the first business day of each month of an amount equal to one-twelfth of the Annual Target Bonus Amount for the year of termination; and (z) continuation of all benefits under Section 6 hereof at the same cost to the

Employee as is applicable to active employees of the Company; provided, however, that benefits under Section 6 shall be discontinued as of the date on which the Employee is provided comparable benefits from any other source.  Notwithstanding anything herein to the contrary, each severance payment shall be deemed to be a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.

3.             Section 9(h) of the Agreement is amended in its entirety to read as follows:

(h)        Notwithstanding anything in this Agreement to the contrary (including but not limited to Section 9(e)), if the Employee’s employment is terminated by the Company without Cause or by the Employee for Good Reason within six (6) months before and in anticipation of, or twelve (12) months after, a Change in Control (as defined in Paragraph (j) of this Section 9), the Employee shall be entitled to receive a supplemental bonus payment (the “Change in Control Payment”) from the Company equal to one and one-half (1.5) times the sum of (x) the Employee’s then current Base Salary and (y) the Annual Target Bonus Amount for the year in which the Employee’s employment is terminated or, if greater, for the year in which the Change in Control occurs.  The Change in Control Payment shall be paid to the Employee within fifteen (15) days after: (i) the Change in Control if the Employee’s employment was terminated within six (6) months before the Change in Control; or (ii) the termination of the Employee’s employment by the Company if the Employee’s employment terminates within twelve (12) months after the Change in Control.  The Employee shall also be entitled to continuation of all benefits under Section 6 hereof at the same cost to the Employee as is applicable to active employees of the Company until the earlier of (x) the eighteen-month anniversary of the termination date and (y) the date on which the Employee is provided comparable benefits from any other source.  In addition, all stock options, restricted stock, restricted stock units and other equity-based interests held by the Employee shall vest and become immediately exercisable.  If the Employee is entitled to a Change in Control Payment and benefits under this Section 9(h), the Employee shall not have any rights to receive any severance payments or benefits pursuant to Section 9(g) hereof.  If the Employee’s employment by the Company terminates within six (6) months prior to the Change in Control and the Employee received severance payments pursuant to Section 9(g) hereof, any amounts so paid by the Company to the Employee shall be deducted from any Change in Control Payment otherwise payable to Executive pursuant to this Section 9(h).

4.             A new Section 9(j) is hereby added to the Agreement as follows:

(j)  A “Change in Control” will be deemed to have occurred if (i) a Takeover Transaction occurs, or (ii) any election of directors of FGX Holdings takes place (whether by the directors then in office or by the stockholders at a meeting or by written consent) and a majority of the directors in office following such election are individuals who were not nominated by a vote of two-thirds of the members of the Board of Directors immediately preceding such election, or (iii) FGX Holdings effectuates a complete liquidation of FGX Holdings or a sale or disposition of all or substantially all of its assets.  A “Change in Control” shall not be deemed to include, the recapitalization of FGX Holdings or any transactions related thereto, consummated on or prior to the Commencement Date.

A “Takeover Transaction” shall mean (i) a merger or consolidation of FGX Holdings with any other Person, other than a merger or consolidation in which the individuals who were members of the Board of Directors of FGX Holdings immediately prior to such transaction continue to constitute a majority of the board of directors of the surviving corporation or any parent thereof for a period of not less than twelve (12) months following the closing of such transaction, or (ii) when any Person becomes after the date hereof the beneficial owner of securities of FGX Holdings representing more than fifty percent (50%) of the total number of votes that may be cast for the election of directors of FGX Holdings, excluding any Person that is excluded from the definition of “beneficial owner” under Rule 16(a)-1(a)(1) under the Exchange Act.

For purpose of this Agreement:  (i) the term “Affiliate” shall have the meaning set forth in Rule 144 under the Securities Act of 1933, as amended; (ii) the term “beneficial owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act; (iii) the term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended; and (iv) the term “Person” shall have the meaning ascribed to such term under Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) FGX Holdings or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of FGX Holdings or any of its Affiliates, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the stockholders of FGX Holdings in substantially the same proportions as their ownership of stock of FGX Holdings.

5.             A new Section 9(k) is hereby added to the Agreement as follows:

(k)  General Release.  As a condition precedent to receiving any severance payment, the Employee shall execute a general release of any and all claims which the Employee or his heirs, executors, agents or assigns might have against the Company, its subsidiaries, affiliates, successors, assigns and its past, present and future employees, officers, directors, agents and attorneys, except for claims arising under this agreement or any employee benefit plan (other than any employee benefit plan providing a benefit in the nature of a severance benefit) in which the Employee participates or for any right to indemnification to which the Employee may be entitled under this Agreement or as an officer and director of the Company.

6.            Except as expressly provided herein, no other modifications or amendments to the Agreement are being made and, with the exception of the amendment set forth herein, the terms and conditions of the Agreement are hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 as of the date first written above.

FGX INTERNATIONAL INC.

/s/ Alec Taylor
By: Alec Taylor
Title: CEO

EXECUTIVE

/s/ Steven Crellin
Steven Crellin